EXHIBIT 10.16

Oral Independent Contactor Agreement

Concurrent with the appointment of Daniel Meyer as President, Treasurer and Secretary of Sky Petroleum, Inc. on December 20, 2004, Sky Petroleum, Inc. and Daniel Meyer orally agreed to the terms of engagement under which Daniel Meyer would provide services on an independent contactor basis to serve as President, Treasurer and Secretary of Sky Petroleum, Inc. for a consulting fee of $5,000 per month. The agreement was approved by resolution of the board of directors of Sky Petroleum, Inc. on December 20, 2004.

On October 1, 2005, Sky Petroleum, Inc. and Daniel Meyer orally agreed to increase the monthly compensation under which Daniel Meyer would provide services on an independent contactor basis to serve as President, Treasurer and Secretary of Sky Petroleum, Inc. for to $7,500 per month.

On May 30, 2006, Mr. Meyer resigned as the President, Treasurer and Secretary of Sky Petroleum, Inc. and this oral agreement was terminated.